================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X] (R.R. DONNELLEY)

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  PACIFICORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [PACIFICORP LETTERHEAD]

                                                                  March 31, 1997

To Our Shareholders:

  Our annual meeting of shareholders will be held this year in Salt Lake City, Utah and you are cordially invited to attend.

   Date:  Wednesday, May 14, 1997
   Time:  1:30 p.m.
   Place: DoubleTree Hotel, formerly Red Lion Hotel/Salt Lake
          255 South West Temple
          Salt Lake City, Utah

  The official business portion of the meeting will cover the items described in the notice of the annual meeting and the proxy statement that are attached.

  Management will also report on operations and other matters affecting the Company, followed by a question and answer session. After the meeting, officers and directors will be available to visit with shareholders.

  Should you have any questions about any of the matters to be considered at the meeting, we would be happy to hear from you.

                                         Sincerely,

                                         /s/ Frederick W. Buckman
                                         President and Chief Executive Officer

                                         /s/ Keith R. McKennon
                                         Chairman

P.S. A significant number of our shareholders own less than 100 shares each. Regardless of the number of shares you own, your vote is important. The prompt return of your proxy will save follow-up expenses and assure proper representation at the meeting.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PACIFICORP:

  The 1997 Annual Meeting of Shareholders of PacifiCorp will be held at The DoubleTree Hotel, formerly the Red Lion Hotel/Salt Lake, 255 South West Temple, Salt Lake City, Utah, on Wednesday, May 14, 1997, at 1:30 p.m. Mountain Daylight Time, for the following purposes:

  1. to elect four Class I directors, each to serve for a term of three years, and one Class II director to serve for a term of one year, and until their successors are duly elected and qualified;

  2. to approve the PacifiCorp Stock Incentive Plan;

  3. to act on the proposed ratification of the appointment of Deloitte & Touche LLP to serve as independent auditor of the Company for the year 1997; and

  4. to transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

  All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

  Whether or not you plan to attend, please sign, date and return the accompanying form of proxy in the enclosed postage paid return envelope. We shall appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                           Secretary

Portland, Oregon
March 31, 1997

                             [LOGO OF PACIFICORP]

                              700 N.E. MULTNOMAH
                            PORTLAND, OREGON 97232

                                PROXY STATEMENT

  A proxy in the accompanying form is solicited by the Board of Directors of PacifiCorp, an Oregon corporation (the "Company"), for use at the meeting of shareholders to be held at the The DoubleTree Hotel, formerly the Red Lion Hotel/Salt Lake, 255 South West Temple, Salt Lake City, Utah, on Wednesday, May 14, 1997, at 1:30 p.m. Mountain Daylight Time, and at any adjournment or adjournments thereof. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is March 31, 1997.

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Corporate Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by electing to vote in person while in attendance at the meeting in Salt Lake City. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired.

  The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors, for approval of the PacifiCorp Stock Incentive Plan, for approval of Deloitte & Touche LLP as auditor and in accordance with this proxy statement on any other business that may properly come before the meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

  The Company's outstanding voting securities at March 14, 1997 consisted of 295,614,932 shares of Common Stock, 126,533 shares of 5% Preferred Stock, 288,499 shares of Serial Preferred Stock, 30,000 shares of $7.12 No Par Serial Preferred Stock, 1,000,000 shares of $7.70 No Par Serial Preferred Stock and 750,000 shares of $7.48 No Par Serial Preferred Stock, each of which is entitled to one vote on all matters to be presented at the meeting, and 2,766,963 shares of the $1.98 No Par Serial Preferred Stock, Series 1992, each of which is entitled to one-quarter of one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the meeting and any adjournment thereof. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning beneficial ownership of the Company's stock.

                           1. ELECTION OF DIRECTORS

  The persons named in the proxy will vote your stock for the election of four directors to serve in Class I of the Company's Board of Directors for terms expiring at the Annual Meeting in the year 2000 and one Class II director to serve for a term expiring at the 1998 Annual Meeting and until their successors shall be duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (none currently being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. Each nominee for director to serve in Classes I and II is now serving on the Board. There are no family relationships among the directors and executive officers of the Company.

  The Board of Directors is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. The four current Class I directors, whose present terms expire in 1997, are being proposed for election for new three-year terms (expiring in 2000) at this Annual Meeting. As a result of an Oregon law requirement with respect to directors not previously elected by the shareholders, the Class II director, a class whose term expires in 1998, is being proposed for election for a one-year term. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

               NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING

                  NAME, AGE, CLASS, PRINCIPAL
               OCCUPATION AND OTHER DIRECTORSHIPS                DIRECTOR SINCE
               ----------------------------------                --------------
W. Charles Armstrong, 52 (Class I, 2000) ....................... November 1996
 Consultant, Vancouver, Washington; formerly Chief Executive
 Officer, Bank of America Oregon, 1992-1996; President and Chief
 Operating Officer, Honfed Bank, 1989-1992; Director of Epitope,
 Inc.
C. Todd Conover, 57 (Class I, 2000).............................      1991
 President and Chief Executive Officer, The Vantage Company, a
 business consulting firm, Los Altos, California, since 1992;
 formerly General Manager, Finance Industry Group, Tandem
 Computers Incorporated, 1994-1995; Director of Blount
 International, Inc. and PacifiCorp Holdings, Inc.
Nolan E. Karras, 52 (Class I, 2000).............................      1993
 Investment Adviser, Karras & Associates, Inc., Roy, Utah, 1983
 to date; former Member of Utah House of Representatives, 1981-
 1990; Speaker of the House, 1989-1990; Director of PacifiCorp
 Holdings, Inc. and Pacific Telecom, Inc.
Keith R. McKennon, 63 (Class I, 2000)...........................      1990
 Chairman of the Board since 1994; formerly Chairman (1992-1994)
 and Chief Executive Officer (1992-1993), Dow Corning
 Corporation, Midland, Michigan; Executive Vice President and
 Director, The Dow Chemical Company, 1990-1992; President, Dow
 Chemical USA, 1987-1990; Director of Tektronix, Inc.
Alan K. Simpson, 65 (Class II, 1998)............................  January 1997
 Former U.S. Senator, 1979-1996; Director of IDS Mutual Fund
 Group.

                         DIRECTORS WHOSE TERMS CONTINUE

                   NAME, AGE, CLASS, PRINCIPAL
               OCCUPATION AND OTHER DIRECTORSHIPS                 DIRECTOR SINCE
               ----------------------------------                 --------------
Kathryn A. Braun, 45 (Class II, 1998)............................      1994
 Executive Vice President, Western Digital Corporation, a
 computer equipment company, Irvine, California, since 1988;
 Director of Artisoft, Inc.
Frederick W. Buckman, 51 (Class III, 1999).......................      1994
 President and Chief Executive Officer of the Company since 1994;
 formerly President and Chief Executive Officer of Consumers
 Power Company, Jackson, Michigan, 1992-1994; Director of
 Standard Insurance Company, PacifiCorp Holdings, Inc. and
 Powercor Australia, Ltd.
Robert G. Miller, 52 (Class II, 1998)............................      1994
 Chairman and Chief Executive Officer, Fred Meyer, Inc., a retail merchandising company, Portland, Oregon, since 1991.
Verl R. Topham, 62 (Class II, 1998)..............................      1994
 Senior Vice President and General Counsel of the Company since
 1994; formerly President, Utah Power & Light Company, 1990-1994;
 Director of Powercor Australia, Ltd.
Don M. Wheeler, 68 (Class III, 1999).............................      1989
 Chairman and Chief Executive Officer, ICM Equipment Company, a
 materials handling and rental services company, Salt Lake City,
 Utah, since 1996; formerly Chairman, Chief Executive Officer, and President and General Manager, Wheeler Machinery Company,
 1955-1996.
Nancy Wilgenbusch, 49 (Class III, 1999)..........................      1986
 President, Marylhurst College, Portland, Oregon, since 1984;
 Director of Federal Reserve Bank, Portland Branch; Pacific
 Telecom, Inc. and Powercor Australia, Ltd.
Peter I. Wold, 49 (Class III, 1999)..............................      1995
 Partner, Wold Oil & Gas Company, an oil and gas exploration and production company, Casper, Wyoming, since 1981; Director of
 Federal Reserve Bank of Kansas City, Denver Branch.

                DIRECTOR COMPENSATION AND CERTAIN TRANSACTIONS

  The Company's directors other than officers currently are compensated for their board service by a combination of cash and Company Common Stock under a Non-Employee Directors' Stock Compensation Plan that seeks to increase the community of interest between the Company's shareholders and its directors. Under this plan, non-employee directors of the Company are granted approximately $75,000 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock valued at approximately $15,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the shares vest. During 1996, an aggregate of 14,911 shares previously granted under the plan vested.

  The Company's directors other than officers currently receive the balance of their compensation in the form of cash. They are paid $16,000 per year plus $750 for each Board or committee meeting attended. Mr. McKennon is paid $155,000 per year in Company Common Stock for his service as Chairman of the Board, plus his $15,000 per year participation in the Non-Employee Directors' Stock Compensation Plan. Members of the Executive Committee and chairs of the other committees of the Board are paid an additional $2,500 per year. Non-employee members of the regional boards are paid $9,000 per year plus $600 for each board or subcommittee meeting attended. Chairs of the subcommittees of those boards receive $750 for each subcommittee meeting attended. See "Regional Boards." In addition, members of the Utah Board who are former directors of Utah Power & Light Company, including Messrs. Peterson and Wheeler, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

  During 1996, Messrs. Conover and Karras received $15,500 and $3,750 in directors' fees, respectively, from PacifiCorp Holdings, Inc.; Dr. Wilgenbusch and Mr. Karras received $15,750 and $15,000 in directors' fees, respectively, from Pacific Telecom, Inc. ("Pacific Telecom"), and Dr. Wilgenbusch received $7,500 in directors' fees from Powercor Australia, Ltd. ("Powercor").

  Mr. Wheeler was Chairman and Chief Executive Officer of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery, until July 1996. At that time, ICM Equipment Company ("ICM"), formerly a division of Wheeler Machinery Company, was incorporated in the state of Utah. Mr. Wheeler resigned his position with Wheeler Machinery Company and became Chairman and Chief Executive Officer of ICM. ICM is a materials handling and rental services company serving industrial construction and mining markets in the intermountain area. During 1996, the Company and its subsidiaries purchased equipment and services from Wheeler Machinery Company in the ordinary course of business for a total of approximately $1,076,713. Of this amount, $199,150 was purchased from ICM and $877,563 was purchased from Wheeler Machinery Company. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company. During 1996, the Company and its subsidiaries purchased equipment and services from Wyoming Machinery Company in the ordinary course of business for a total of approximately $6,064,223. The Company believes that the terms of these transactions were no less favorable to the Company than those available from other parties. Similar purchases have been made by the Company or its predecessors from these companies since 1951.

                               BOARD COMMITTEES

  The Board of Directors is responsible for the overall affairs of the Company. To assist in carrying out its responsibilities, the Board has delegated certain authority to several standing committees. The Board generally appoints members of committees at its Annual Meeting in May of each year. The membership of these committees as of March 31, 1997 is as follows:

EXECUTIVE COMMITTEE         COMMITTEE ON DIRECTORS             AUDIT COMMITTEE
-------------------         ----------------------             ---------------
Keith R. McKennon*           C. Todd Conover*                  Nancy Wilgenbusch*
Frederick W. Buckman         Alan K. Simpson                   Kathryn A. Braun
C. Todd Conover              Don M. Wheeler                    Nolan E. Karras
Nolan E. Karras              Peter I. Wold                     Alan K. Simpson
Robert G. Miller                                               Don M. Wheeler
Nancy Wilgenbusch
PERSONNEL COMMITTEE         FINANCE COMMITTEE                  PRICING COMMITTEE
-------------------         -----------------                  -----------------
Nolan E. Karras*             Robert G. Miller*                 Frederick W. Buckman
W. Charles Armstrong         W. Charles Armstrong              Verl R. Topham
Kathryn A. Braun             Frederick W. Buckman
Robert G. Miller             C. Todd Conover
Nancy Wilgenbusch            Peter I. Wold

---------------------
*Chair

  The Executive Committee held one meeting in 1996. The committee has and may exercise all of the powers of the Board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the Board.

  The Committee on Directors seeks and recommends specific candidates for directors. In addition, the Committee on Directors reviews and recommends to the Board policies on the qualifications, tenure, compensation and retirement of directors and monitors compliance by individual directors with the policies adopted by the Board. Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors, c/o Corporate Secretary, PacifiCorp, 700 NE Multnomah, Portland, Oregon 97232. The Committee on Directors held four meetings in 1996.

  The Audit Committee held five meetings in 1996. It nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor and reviews its recommendations with respect to accounting, internal controls and other matters, and confers periodically with accounting officers of the Company. The Audit Committee also reviews assessments of risk within each organizational unit and important regulatory and accounting pronouncements, meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate, and periodically reviews the adequacy of the Company's accounting and financial personnel resources. The Audit Committee reports the results of its reviews and meetings to the Board.

  The Personnel Committee makes recommendations to the Board on executive compensation plans, approves salaries for officers of the Company and significant compensation and benefit changes, and administers the Long-Term Incentive Plan, the Supplemental Executive Retirement Plan, the Compensation Reduction Plan, the PacifiCorp Stock Incentive Plan and the Executive Severance Plan. The Committee consists of five directors who are not current or former officers or employees of the

Company or any of its subsidiaries. The Personnel Committee held six meetings in 1996. See "Personnel Committee Report on Executive Compensation" below.

  The Finance Committee, to the extent authority is delegated to it by the Board with respect to each issuance of securities, approves the final terms of issuance. The committee also consults with appropriate officers of the Company concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time. The committee also reviews the general terms of proposed financings when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the Board. The Board has delegated to the Finance Committee responsibility for review and approval of the Company's interest, currency rate and other hedging arrangements, as well as oversight responsibility with respect to derivative products involving electricity and other commodities. It held four meetings in 1996.

  The Pricing Committee, to the extent authority is delegated to it by the Board of Directors with respect to each issuance of securities, approves the final terms of issuance within parameters set by the Board. The Pricing Committee also authorizes redemptions of the Company's debt and equity securities in accordance with their terms. The Pricing Committee held three meetings during 1996, and it took action by consent of the members on four occasions.

  The Board of Directors held eight meetings in 1996, and it took action by consent on three occasions. All Board members attended at least 75% of the aggregate of the meetings of the Board and the committees of which they were members.

                                REGIONAL BOARDS

  In February 1995, the Board of Directors established the Pacific Board, the Utah Board and the Wyoming Board, each of which has been delegated certain responsibilities relating to the business and operations of the Company in a designated service territory, including review of policies and practices with respect to customer service and strategic planning. Membership of these boards includes persons who are not directors of the Company. In 1996, each of these Boards held four meetings.

PACIFIC BOARD            UTAH BOARD              WYOMING BOARD
-------------            ----------              -------------
John A. Bohling,* Chair  John A. Bohling,* Chair Deborah Healy Hammons*
William B. Douglas*      Nolan E. Karras         John W. Hay III*
M. K. Felt*              Paul G. Lorenzini*      Brent R. Kunz*
Paul G. Lorenzini*       Chase N. Peterson*      Thomas A. Lockhart,* Chair
Michael D. Naumes*       Peggy A. Stock*         Margaret Maier Murdock*
Linda Shelk*             Verl R. Topham          Verl R. Topham
Ethel Simon-McWilliams*  Don M. Wheeler          Peter I. Wold
Verl R. Topham

---------------------
* Not a director of the Company

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 1, 1997 regarding the beneficial ownership of the Company's Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table below, and (iii) all executive officers and directors of the Company as a group. As of March 1, 1997, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than 0.3% of the Company's Common Stock. No person is known by the Company to be the beneficial owner of more than 5% of any class of the Company's stock.

BENEFICIAL OWNER                                            NUMBER OF SHARES(1)
----------------                                            ------------------
Directors and Nominees
 W. Charles Armstrong......................................        3,845
 Kathryn A. Braun..........................................        4,260
 Frederick W. Buckman......................................      153,356
 C. Todd Conover ..........................................        9,964
 Nolan E. Karras ..........................................        3,909
 Keith R. McKennon ........................................       37,970(2)
 Robert G. Miller..........................................        4,286
 Alan K. Simpson...........................................        3,700(2)
 Verl R. Topham............................................       53,027
 Don M. Wheeler............................................       15,938
 Nancy Wilgenbusch ........................................        9,943
 Peter I. Wold ............................................        6,351
Nondirector Executive Officers
 John A. Bohling...........................................       43,596
 Paul G. Lorenzini ........................................       28,317
 Charles E. Robinson.......................................       54,397
All executive officers and directors as a group (27
persons)...................................................      746,959

---------------------
(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed, (b) shares granted, including shares not yet acquired in the market, and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock-based compensation plans of the Company and (c) shares held for the account of such persons pursuant to the Compensation Reduction Plan.
(2) Includes the estimated number of shares to be purchased based on a fixed dollar amount of stock awarded under stock-based compensation plans.

                2. APPROVAL OF PACIFICORP STOCK INCENTIVE PLAN

  In August 1996, the Company adopted the PacifiCorp 1996 Stock Retention Plan (the "Incentive Plan") and reserved 3,000,000 shares of Common Stock for issuance under the Incentive Plan. In August 1996, the Board of Directors also approved grants of 57,100 shares of restricted stock under the Incentive Plan. In February 1997, the Board of Directors amended and restated the PacifiCorp 1996 Stock Retention Plan, renaming it the PacifiCorp Stock Incentive Plan, and reserved an additional 11,500,000 shares for issuance under the Incentive Plan. A total of 14,442,900 shares currently remain available for future grants under the Incentive Plan. The Board of Directors believes that the availability of stock options and other stock incentives will be an important factor in the Company's ability to attract and retain qualified employees and to provide an incentive for them to exert their best efforts on behalf of the Company.

  Certain provisions of the Incentive Plan are summarized below. The complete text of the Incentive Plan is attached to this Proxy Statement as Appendix A.

  ELIGIBILITY. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Incentive Plan. Also eligible are non-employee agents, consultants, advisors and independent contractors of the Company or any subsidiary.

  ADMINISTRATION. The Board of Directors has delegated authority for administration of the Incentive Plan to the Personnel Committee, which designates from time to time the individuals to whom awards are made under the Incentive Plan, the amount of any such award and the price and other terms and conditions of any such award. Subject to the provisions of the Incentive Plan, the Personnel Committee may adopt and amend rules and regulations relating to the administration of the Incentive Plan. Only the Board of Directors may amend, modify or terminate the Incentive Plan.

  SHARES AVAILABLE. The Incentive Plan permits the grants of incentive stock options, nonstatutory stock options, stock awards, stock appreciation rights, cash bonus rights, dividend equivalent rights, performance-based awards and foreign qualified grants. The total number of shares reserved for issuance under the Incentive Plan is 14,500,000 shares, of which 57,100 shares have been issued pursuant to restricted stock awards. The shares awarded under the Incentive Plan may be authorized and unissued shares or shares acquired in the market. The Company may not directly issue any shares pursuant to the Incentive Plan or take any action pursuant to the Incentive Plan that would require approval of the public utility regulatory authorities having jurisdiction over issuances of securities by the Company until it has received all such required approvals. Prior to receipt of such approvals, any shares of Common Stock to be issued under the Incentive Plan will be acquired in the market. If any award granted under the Incentive Plan expires, terminates or is cancelled, or if shares sold or awarded under the Incentive Plan are forfeited to the Company or repurchased by the Company, the shares again become available for issuance under the Incentive Plan.

  TERM OF INCENTIVE PLAN. The Incentive Plan shall continue in effect until August 13, 2006, subject to earlier termination by the Board of Directors. The Board of Directors may suspend or terminate the Incentive Plan at any time.

  STOCK OPTIONS. The Personnel Committee determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive stock option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-statutory stock option ("NSO"). No employee may be granted options or stock appreciation rights under the Incentive Plan for more than an aggregate of 3,000,000 shares in any consecutive three-year period. No monetary consideration is paid to the Company upon the granting of options.

  Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. If the option is an ISO, all terms must be consistent with the requirements of the Code and applicable regulations, including that the option price cannot be less than the fair market value of the Common Stock on the date of grant. If the option is an NSO, the option price may be any price determined by the Personnel Committee, which may be less than the fair market value of the Common Stock on the date of grant. On March 14, 1997, the closing price of the Common Stock of the Company on the New York Stock Exchange was $20.50 per share. Upon the exercise of an option, the number of shares subject to the option is reduced by the number of shares with respect to which the option is exercised, and the number of shares available under the Incentive Plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less the number of shares surrendered or withheld in connection with the exercise of the option and the number of shares surrendered or withheld to satisfy withholding obligations. No options have been granted under the Incentive Plan.

  STOCK AWARDS. The Personnel Committee may award shares of Common Stock under the Incentive Plan as stock bonuses, restricted stock awards or otherwise. The Personnel Committee may determine the persons to receive awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Personnel Committee at the time the stock is awarded. The aggregate number of shares that may be awarded pursuant to stock awards under the Incentive Plan may not exceed 1,500,000 shares. A total of 57,100 shares have been granted as stock awards under the Incentive Plan.

  PURCHASED STOCK. The Incentive Plan provides that the Company may issue shares under the Incentive Plan subject to a purchase agreement between the Company and the prospective recipient in such amounts, for such consideration, subject to such restrictions and on such terms as the Personnel Committee may determine.

  STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") may be granted under the Incentive Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Incentive Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

  A SAR is exercisable only at the time or times established by the Personnel Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Personnel Committee. The Personnel Committee may withdraw any SAR granted under the Incentive Plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the Incentive Plan.

  The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the common stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights.

  CASH BONUS RIGHTS. The Personnel Committee may grant cash bonus rights under the Incentive Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock awarded or previously awarded and (iv) shares sold or previously sold under the

Incentive Plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the Incentive Plan. No cash bonus rights have been granted under the Incentive Plan.

  DIVIDEND EQUIVALENT RIGHTS. The Board of Directors may grant dividend equivalent rights ("DERs") under the Incentive Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock awarded or previously awarded, (iv) shares sold or previously sold under the Incentive Plan or (v) as a free standing award. Each DER shall entitle the recipient to receive an amount based on cash dividends that would be payable with respect to the number of shares specified in connection with the grant of the DER if such shares had been held by the recipient during the period specified in connection with such grant. No DERs have been granted under the Incentive Plan.

  PERFORMANCE-BASED AWARDS. The Personnel Committee may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards may be denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Personnel Committee for the period covered by the awards are met and the employee satisfies any other restrictions established by the Personnel Committee. The performance goals will be expressed as one or more targeted levels of performance with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, cash flows or any of the foregoing. No participant may receive Performance-based Awards denominated in Common Stock in any fiscal year under which the maximum number of shares issuable under the award, when aggregated with the shares issuable under any awards made in the preceding two fiscal years, exceeds 500,000 shares or Performance-based Awards denominated in dollars under which the maximum amount of cash payable under awards made in the immediately preceding two fiscal years, exceeds an aggregate of $3,000,000. No Performance-based Awards have been granted under the Incentive Plan.

  FOREIGN QUALIFIED GRANTS. Awards under the Incentive Plan may be granted to eligible persons residing in foreign jurisdictions. The Board of Directors may adopt supplements to the Incentive Plan necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the Incentive Plan. No foreign qualified grants have been awarded under the Incentive Plan.

  CHANGES IN CAPITAL STRUCTURE. The Incentive Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Incentive Plan. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company's assets (each a "Transaction"), the Board of Directors will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Incentive Plan: (i) outstanding options will remain in effect in accordance with their terms, (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction, or (iii) the Board of Directors will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such

30-day period. In the event of the dissolution of the Company, options shall be treated in accordance with clause (iii) above.

TAX CONSEQUENCES

  Certain options authorized to be granted under the Incentive Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. The amount by which the fair market value of the stock at the time of exercise exceeds the exercise price, however, is includible in the optionee's alternative minimum taxable income and may, under certain conditions, result in alternative minimum tax liability. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

  Certain options authorized to be granted under the Incentive Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law currently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

  Under federal income tax law currently in effect, no income is realized by the grantee of a SAR until the SAR is exercised. At the time the SAR is exercised, the grantee will realize ordinary compensation income, and the Company generally will be entitled to a deduction, in an amount equal to the fair market value of the shares or cash received. The Company is required to withhold on the income amount.

  An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of section 83 of the Code and no section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under section 83(b) within 30 days after the original transfer. The Company will generally be entitled to a tax deduction in the amount includible as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the Incentive Plan will generally recognize income equal to the amount of the cash bonus paid at the time of receipt, and the Company will generally be entitled to a deduction equal to the income recognized by the participant.

  Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. Under IRS regulations, compensation received through the exercise of an option or a SAR is not subject to the $1,000,000 limit if the option or SAR and the Incentive Plan meet certain requirements of the exception for performance-based compensation. One requirement is that shareholders approve per-employee limits on the number of shares as to which options and SARs may be granted. For other performance-based awards, shareholders must approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 12 of the Incentive Plan regarding performance-based awards. Other requirements of the exception for performance-based compensation are that the option or stock appreciation right be granted by a committee composed solely of at least two outside directors and that the exercise price of the option or the stock appreciation right be not less than fair market value of the Common Stock on the date of grant. The Personnel Committee is composed of five outside directors. The Company believes that if this Proposal 2 is approved by shareholders, compensation paid or deemed paid in connection with options, SARs and other performance-based awards granted or made under the Incentive Plan in compliance with the above requirements will not be subject to the $1,000,000 deduction limit.

RECOMMENDATION BY THE BOARD OF DIRECTORS

  The proposal to approve the Incentive Plan must be approved by the holders of at least a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of "no" votes in determining whether the amendment is approved. Broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE PLAN.

                     3. APPOINTMENT OF INDEPENDENT AUDITOR

  The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche LLP to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1997 and to render its opinion thereon.

  Deloitte & Touche LLP is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and has competent, professionally qualified personnel who are familiar with the history and operations of the Company. Deloitte & Touche LLP follows the established guidelines for periodic rotation of audit personnel for companies that are reporting companies under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended. The purpose of this planned rotation is to periodically introduce a fresh view of the client's operations without losing the benefits of continuity. The Board of Directors believes that the firm is well qualified to serve as the Company's independent auditor for 1997.

  Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

             PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Personnel Committee of the Board of Directors, which is composed entirely of independent, non-employee directors, is responsible for approving compensation levels for officers of the Company, administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation of the Chief Executive Officer to the Board for approval. The Committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. Following is the report of the Personnel Committee describing the components of the Company's executive compensation program and the basis upon which 1996 compensation determinations were made.

                            COMPENSATION PHILOSOPHY

  It is the philosophy of the Company that executive compensation be linked closely to corporate performance and increases in shareholder value. The Company's compensation program has the following objectives:

  .Provide competitive total compensation that enables the Company to attract and retain key executives.

  .Provide variable compensation opportunities that are linked to performance.

  .Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

  Qualifying compensation for deductibility under IRC Section 162(m), which limits to $1,000,000 the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of the important factors the Committee considers in designing its incentive compensation arrangements. However, although it is the Committee's intent to design and administer compensation programs that maximize deductibility, the Committee views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the Committee believes that all compensation paid to the executive officers for services rendered in 1996 is fully deductible.

                        COMPENSATION PROGRAM COMPONENTS

  The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. Given the increasingly competitive and complex global environment in which the Company must operate and the competitive marketplace for executive talent required for future success, in 1996 the Company reevaluated its historical practice of using the electric utility industry as its primary market reference point. The Committee has decided that, beginning in 1997, it will make the transition over the next few years to a primary focus on general industry for its market-based comparisons. Over time, the Committee also plans to align the Company's long-term incentive arrangements more closely with general industry practice.

  In 1996, however, the Committee continued to use the electric utility industry as its exclusive basis for market comparison for positions with a principal focus on electric operations. For positions with a corporate-wide focus, the Committee used a weighting of 80% electric utility industry and 20% general industry. Although most of the electric utility companies represented in the performance graph set forth below are part of the Company's comparison group, not all of these companies are considered the Company's competitors for executive talent. For officers with responsibilities outside the electric operations, relevant industry data were used for comparison. In all cases, compensation is targeted at market average levels, with a recognition that compensation greater than market average requires that Company performance exceed the average performance of peer companies.

  The Company's executive compensation programs have three principal elements: base salary, annual incentive compensation and long-term incentive compensation as described below.

BASE SALARIES

  The Committee decided not to increase base salaries in 1996 for executive officers but instead increased the guideline incentive levels by 5%. This action was consistent with the treatment of all electric operations employees. The Committee's intent was to increase the variable or incentive portion of total annual cash compensation to better align the amount of annual compensation at risk with general industry practice.

ANNUAL INCENTIVES

  All electric operations employees participated in an annual incentive plan during 1996. Awards under the plan were to be earned based upon such factors as Company earnings per share and business unit and individual performance in relation to established objectives. The relative weights of the performance criteria varied among organizational units in accordance with the nature of their operations.

  All corporate officers, including those listed in the Summary Compensation Table, participated in the PacifiCorp Executive Incentive Program ("Executive Incentive Program"). Performance goals included Company earnings per share and, for certain executives, key financial measures for the business unit. The Chief Executive Officer and all corporate staff officers had incentive awards for 1996 determined based upon earnings per share results while the awards for officers in the business units were determined in part by earnings per share results and in part by financial measures such as operating income, economic value added and return on equity. All Executive Incentive Program participants may have their incentive awards modified by safety performance and their individual performance, relative to established objectives, as evaluated by their immediate supervisor. Safety is a negative modifier, and individual performance can modify the award between zero and 120%. The maximum award from the Executive Incentive Program for all participants is 150% of their guideline award. Mr. Buckman received the maximum award in 1996, the amount of which is shown in the Summary Compensation Table below.

LONG-TERM INCENTIVES

  As part of the Committee's comprehensive review of the Company's compensation program, the Company's outside consultant completed an assessment of the long-term incentive component of the Company's executive compensation program. The results of that assessment indicate that the long-term incentive component of overall compensation is lower than general industry levels and, unlike general industry, does not include stock options. The Committee has been considering the use of stock options to focus executives on stock price appreciation to better prepare the Company for the complex and competitive environment it will face in the future and to better align the Company's pay practices with those of general industry. As an initial step, in 1996, the Board of Directors approved the Incentive Plan. The Incentive Plan, which is being submitted for shareholder approval in this Proxy Statement, would allow the Board to grant stock options. The Board also awarded restricted stock to certain of its executive officers under the Incentive Plan, including one named executive officer whose award is included in the Summary Compensation Table below. If the shareholders approve the Incentive Plan, the Committee plans to discontinue using the current PacifiCorp Long-Term Incentive Plan ("Long-Term Plan") for future grants of restricted stock.

  The Long-Term Plan was established to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company. The objective of the Long-Term Plan has been to align the interests of executive employees with those of shareholders, provide an opportunity to link grant size to achievement of performance and provide a strong compensation element for the retention of key employees.

  The Long-Term Plan provides for grants of restricted stock based on past performance rather than target awards for future performance cycles. The Long-Term Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers criteria such as the following: (a) total shareholder return relative to peer companies; (b) earnings per share growth over time relative to peer companies; (c) achievement of long-term goals, strategies and plans; and (d) maintenance of competitive position. Shares awarded under the Long-Term Plan are subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Long-Term Plan and the best interests of the shareholders. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals. Grants of restricted stock made under the Long-Term Plan in 1995 and 1996 to the named executive officers are shown in the Summary Compensation Table below.

  In 1996, the Board of Directors approved the PacifiCorp Executive Severance Plan ("Severance Plan"). This plan, which is described in more detail below, replaces the former PacifiCorp Executive Severance Plan, which expired by its terms on December 31, 1995.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  When Frederick W. Buckman joined the Company in 1994 as President and Chief Executive Officer, he was offered a total compensation package that included a grant of 25,000 shares of restricted stock to vest over a four-year period, of which 18,750 shares have vested, and a grant of up to an additional 25,000 shares of restricted stock to be awarded contingent upon share-for-share purchases by Mr. Buckman. In early 1995, Mr. Buckman completed the purchase of 25,000 shares of Common Stock and was awarded his final shares. In February 1996, the Committee, assisted by its outside consultant, reviewed compensation levels of chief executive officers of companies similar in scope and activities to the Company, evaluated Mr. Buckman's performance and recommended an increase in the target guideline for his annual incentive award for 1996 from 50% to 55% but did not recommend an increase in salary. In 1996, the Committee also approved a grant of 18,000 shares of restricted stock to Mr. Buckman under the Long-Term Plan based on improvements in the Company's competitive focus that had occurred during 1995 and the prospects of future increases in shareholder growth. In February 1997, the Committee approved a grant of 21,000 shares of restricted stock to Mr. Buckman under the Long-Term Plan based on improvements in the Company's 1996 performance, including expansion of its domestic operations in the eastern United States and the performance of its international operations. By mid-1996, Mr. Buckman had achieved his Long-Term Plan targeted ownership of PacifiCorp stock equal to four times his annual base salary.

                                          PERSONNEL COMMITTEE

                                          Nolan E. Karras, Chair
                                          W. Charles Armstrong
                                          Kathryn A. Braun
                                          Robert G. Miller
                                          Nancy Wilgenbusch

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG THE COMPANY, S&P 500 INDEX, THE S&P ELECTRIC INDEX AND TOP 50
                                  UTILITIES(1)

  The following graph provides comparisons of the annual percentage change in the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of (a) the S&P Electric Index, (b) the S&P 500 Index and (c) the top 50 electric utilities, ranked by 1996 revenues, as listed by Salomon Brothers (the "Prior Index"). The comparisons assume that $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends. The Company has selected a new index, the S&P Electric Index, for purposes of its 1996 fiscal year comparison. The Company believes that the S&P Electric Index, which is published and more readily available to the public, includes companies whose size and operations are more comparable to the Company than the Prior Index and, thus, provides a more meaningful comparison of the Company's performance. Between 1995 and 1996, the only changes in the companies included in the list of the top 50 electric utilities in the Prior Index, other than the name changes indicated below, are the replacement of DQE, Inc. and DPL, Inc. by Hawaiian Electric and LG&E Energy Corp.

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                                      S&P           TOP 50
(Fiscal Year Covered)        PACIFICORP     S&P 500     ELECTRICS     UTILITIES
-------------------          ----------     -------     ---------     ---------
Measurement Pt-  1991        $100.00        $100.00     $100.00       $100.00
FYE   1992                   $84.30         $107.60     $105.85       $106.93
FYE   1993                   $87.48         $118.40     $119.14       $119.88
FYE   1994                   $87.62         $120.00     $103.69       $106.54
FYE   1995                   $107.89        $164.90     $135.78       $140.32
FYE   1996                   $110.18        $202.60     $135.30       $142.60

(1) Allegheny Power
 System              Houston Industries, Inc.*     PP&L Resources, Inc.*
American Electric
 Power*              Illinova Corp.                Public Service Co. of Colo.
Baltimore Gas &
 Electric*           LG&E Energy Corp.             Puget Sound Power & Light
Boston Edison Co.    Long Island Lighting          Public Service Entrp. Group*
Carolina Power &
 Light*              MidAmerican Energy Co.        Enova, formerly
Centerior Energy
 Corp.               New England Electric System   San Diego Gas & Electric
Central & South
 West Corp.*         New York State Electric & Gas SCANA Corp.
Cinergy*             Niagara Mohawk Power*         Edison International,
CMS Energy Corp.     NIPSCO Industries Inc.        formerly SCEcorp*
Consolidated Edison
 of NY*              Northeast Utilities           Southern Co.*
Dominion Resources
 Inc.*               Northern States Power-MN*     TECO Energy Inc.*
DTE Energy Co.*      Ohio Edison Co.*              Texas Utilities Co.*
Duke Power Co.*      Oklahoma Gas & Electric       Unicom Corp.*
Entergy Corp.        Pacific Gas and Electric Co.* Union Electric Co.*
Florida Progress
 Corp.               PacifiCorp*                   UtiliCorp United Inc.
FPL Group Inc.*      PECO*                         Western Resources Inc.
General Public
 Utilities*          Pinnacle West Capital         Wisconsin Energy Corp.
Hawaiian Electric    Potomac Electric Power

--------
*These companies are also included in the S&P Electric Index

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1996, 1995 and 1994 of the person who was the Chief Executive Officer of the Company during 1996 and the other four most highly compensated executive officers of the Company during 1996.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION (1)             LONG-TERM COMPENSATION
                              --------------------------------- ------------------------------------------
                                                                RESTRICTED      LONG-TERM
NAME AND PRINCIPAL                        ANNUAL   OTHER ANNUAL   STOCK         INCENTIVE    ALL OTHER
POSITION                      SALARY (2) BONUS (3) COMPENSATION AWARD (4)        PAYOUTS  COMPENSATION (5)
------------------            ---------- --------- ------------ ----------      --------- ----------------
Frederick W. Buckman.... 1996  $590,000  $486,750     $  --      $498,419(6)      $  --       $ 8,350
 President and Chief     1995   570,002    88,500        --       288,946(6)         --         8,218
 Executive Officer       1994   504,116   302,083        --       878,894(7)         --         7,180
Charles E. Robinson..... 1996   412,000   309,000        --       212,500(6)         --         8,688
 Chairman, President     1995   428,006   278,100        --       282,938(6)(8)      --         8,832
 and Chief Executive     1994   403,500   322,800        --        87,294(8)         --        10,691
 Officer of Pacific
 Telecom, Inc.
Verl R. Topham.......... 1996   270,000   162,000        --       281,190(6)         --         7,889
 Senior Vice President   1995   280,000       --         --       103,813(6)         --         7,853
 and General Counsel     1994   270,000   103,400        --           --             --         7,856
John A. Bohling......... 1996   240,000   144,000        --       169,292(6)         --         7,846
 Senior Vice President   1995   241,000       --         --       103,813(6)         --         7,804
                         1994   230,000    88,086        --           --             --         7,803
Paul G. Lorenzini....... 1996   240,000   126,000        --       129,005(6)         --         7,846
 Senior Vice President   1995   249,000       --         --        75,688(6)         --         7,814
                         1994   240,000    87,125        --           --             --         7,817

---------------------
(1) May include amounts deferred pursuant to the Compensation Reduction Plan, under which key executives and directors may defer, until retirement or a preset future date, receipt of cash compensation to a stock account to be invested in Company Common Stock or to a cash account on which interest is paid at a rate equal to the Moody's Intermediate Corporate Bond Yield for Aa rated Public Utility Bonds.

(2) Base salary for named officers did not increase in 1996. 1995 increases in annual compensation include both increases in base salary and lump sum payments that were effective July 1, 1995. Allocations between a base salary increase and a lump sum payment differed among officers. Accordingly, the amount shown for 1995 may appear greater or less than the base salary for 1996.

(3) Please refer to the Personnel Committee Report on Executive Compensation for a description of the Company's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed.

(4) Participants may also defer receipt of restricted stock awards to their stock accounts under the Compensation Reduction Plan.

(5) Amounts shown for 1996 include (a) contributions of $7,750 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for each of Messrs. Buckman, Robinson, Topham, Bohling and Lorenzini and (b) $850, $1,188, $389, $346 and $346 for the portion of premiums on term life insurance policies for Messrs. Buckman, Robinson, Topham, Bohling and Lorenzini, respectively, paid by the Company. These benefits are available to all employees.

                                       (Footnotes continued on following page.)

(6) Includes restricted stock grants made in (a) February 1996 and February 1995 pursuant to the Long-Term Plan, (b) March 1996 as special recognition for 1995 performance and (c) August 1996 under the Incentive Plan. (See Personnel Committee Report on Executive Compensation for descriptions of the Long-Term Plan and the Incentive Plan.) At December 31, 1996, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1996, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Buckman, Robinson, Topham, Bohling and Lorenzini, respectively, were $1,277,212, $680,293, $475,477, $333,351, and $291,777. Regular
    quarterly dividends are paid on the restricted stock.

(7) Restricted stock granted as part of compensation package. See Personnel Committee Report on Executive Compensation for a description of the compensation of the Chief Executive Officer. Regular quarterly dividends are paid on the restricted stock.

(8) The 1994 and 1995 amounts represent restricted stock grants made in February 1994 and February 1995 pursuant to the Pacific Telecom Long-Term Incentive Plan 1994 Restatement. For the performance cycle ended December 31, 1994, the performance criteria were earnings per share growth and return on equity compared to a five-year Treasury Bond rate. The plan was terminated in 1995 in connection with the acquisition by PacifiCorp Holdings, Inc. of the minority interest of Pacific Telecom and the unvested portion of prior awards was forfeited in exchange for equivalent awards under the Long-Term Plan.

SEVERANCE ARRANGEMENTS

  The Company adopted the Severance Plan effective December 1, 1996 to replace the prior severance plan, which terminated by its terms on December 31, 1995. The Severance Plan provides severance benefits to certain executive level employees who are designated by the Personnel Committee, in its sole discretion. To qualify for severance benefits, the executive must have terminated employment for one of the following reasons: (a) voluntary termination as a result of (i) a change in reporting relationship, (ii) a material change in authority or (iii) a change in control of the ownership of the Company; provided that the change has a detrimental impact on the executive's employment or (b) involuntary termination for reasons other than for cause. For the 24 month period following a change in control of the ownership of the Company, cause is defined as gross misconduct, gross negligence or conduct which indicates a reckless disregard for the consequences and has a material adverse effect on the Company or its affiliates. For any other period, the definition of cause is determined by the Company in its discretion and by the Personnel Committee in the event of an appeal by the employee. The Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability or to a termination for cause or for voluntary termination other than as specified above. Executives who are designated to receive "Level I" benefits, including Messrs. Buckman, Topham and Bohling, are eligible for a severance payment equal to twice the executive's total cash compensation, three months of health insurance benefits and outplacement benefits. Executives who are designated to receive "Level II" benefits, including Mr. Lorenzini, are eligible for a severance payment equal to one times the executive's total cash compensation, three months of health insurance benefits and outplacement benefits. For both levels, total cash compensation is defined as the annualized base salary, target annual incentive opportunity and the annualized auto allowance in effect on the earlier of a material alteration or termination. Designated executives who may be eligible for severance benefits under another plan or arrangement cannot participate in this plan unless they elect to forego their rights under the other plan or arrangement.

  Under an Executive Severance Plan adopted by Pacific Telecom in 1994, Mr. Robinson would receive a severance payment equal to twice his total cash compensation during the last full calendar year upon the termination of his employment with Pacific Telecom. The severance payment would be made to Mr. Robinson in 24 equal monthly payments following the date of the termination of his employment, and the payments would be terminated by Pacific Telecom if Mr. Robinson accepts employment with a competitor of Pacific Telecom or its affiliates. The Pacific Telecom Executive Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability or to a termination for cause or a voluntary termination. "Voluntary termination" does not include a change in reporting relationship, a material change in authority or a change in control of the ownership of Pacific Telecom that results in a change in position that is detrimental to the executive, unless such change in reporting relationship, authority or control is agreed to by the executive. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the interests of Pacific Telecom or its affiliates and the willful and continued failure by an executive to devote his or her full business time and efforts to the business affairs of Pacific Telecom. The plan will terminate on December 31, 1997, unless extended by the Board of Pacific Telecom.

RETIREMENT PLANS

  The Company and most of its subsidiaries have adopted noncontributory defined benefit retirement plans ("Retirement Plans") for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain executive officers, including the executive officers named in the Summary Compensation Table, are also eligible to participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"). The following description assumes participation in both the Retirement Plans and the SERP. Participants receive benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Benefits are based on 50% of final average pay plus up to an additional 15% of final average pay depending upon whether the Company meets certain performance goals set for each calendar year by the Personnel Committee. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon retirement after age 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of participation or after age 50 and at least 15 years of service.

  The following table shows the estimated annual retirement benefit payable upon retirement at age 60 as of January 1, 1997. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

                  ESTIMATED ANNUAL PENSION AT RETIREMENT (1)

          FINAL AVERAGE                   YEARS OF SERVICE (2)
          ANNUAL PAY AT       --------------------------------------------------------
         RETIREMENT DATE         5              15             25             30
         ---------------      --------       --------       --------       --------
           $  200,000         $ 43,333       $130,000       $130,000       $130,000
              400,000           86,667        260,000        260,000        260,000
              600,000          130,000        390,000        390,000        390,000
              800,000          173,333        520,000        520,000        520,000
            1,000,000          216,667        650,000        650,000        650,000

---------------------
(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until retirement at age 60, that the plans will continue in their present form and that the Company achieves its performance goals under the SERP in all years. Amounts shown above do not reflect the Social Security offset.

(2) The number of credited years of service used to compute benefits under the plans for Messrs. Buckman, Robinson, Topham, Bohling and Lorenzini are 3, 30, 24, 29 and 9, respectively.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1996, each of its executive officers, directors and persons who own more than 10% of the Company's Common Stock filed all reports required by Section 16(a), except that one report covering a purchase transaction was filed late by William E. Peressini.

                                 ANNUAL REPORT

  The Company's Annual Report for the year 1996 is being mailed to shareholders with this proxy statement.

                     METHOD AND COST OF SOLICITING PROXIES

  The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally, by telephone or telegraph. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation at a fee not to exceed $18,000 plus expenses.

                                 OTHER MATTERS

  SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT. A shareholder proposal to be considered for inclusion in proxy material for the Company's 1998 Annual Meeting must be received by the Company not later than December 2, 1997.

  SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and
(d) any material interest of the shareholder in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  SHAREHOLDER NOMINATIONS FOR DIRECTORS. Shareholders wishing to directly nominate candidates for election to the Board of Directors must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) as to each person whom the shareholder proposes to nominate (i) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act and (ii) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

  OTHER BUSINESS. The Board of Directors does not intend to present any business for action of the shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

  Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                          Secretary

                                                                     APPENDIX A

                        PACIFICORP STOCK INCENTIVE PLAN

  PacifiCorp, an Oregon corporation (the "Company"), amends and restates its 1996 Stock Retention Plan, as adopted effective August 14, 1996, to provide in its entirety as set forth herein. The 1996 Stock Retention Plan, as amended and restated (the "Plan"), shall be renamed the PacifiCorp Stock Incentive Plan and shall govern awards made on or after the date the Plan is approved by the Company's board of directors (the "Board of Directors"). The amendment and restatement of the Plan will not affect the terms of any outstanding awards.

  1. PURPOSE. The purpose of this Plan is to enable the Company to attract and retain the services of and provide performance incentives to (1) selected employees, officers and directors of the Company or of any subsidiary of the Company ("Employees") and (2) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any subsidiary.

  2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 14, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 14,500,000 shares, all of which may be issued pursuant to the exercise of options granted pursuant to the Plan. The shares issued under the Plan may be authorized and unissued shares or reacquired shares or shares acquired in the market; provided, however, that the Company will not directly issue any shares pursuant to the Plan or take any action pursuant to the Plan that would require approval of the public utility regulatory authorities having jurisdiction over issuances of securities by the Company until it has received all such required approvals. Prior to receipt of such approvals, any shares of Common Stock to be issued pursuant to the Plan will be acquired in the market. Subject to the foregoing limitations, (a) if any award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such award shall again be available under the Plan and (b) if shares sold or awarded under the Plan are forfeited to the Company or repurchased by the Company, that number of shares shall again be available under the Plan.

  3. EFFECTIVE DATE AND DURATION OF PLAN.

  (a) EFFECTIVE DATE. The Plan (as amended and restated) shall become effective on the date adopted by the Board of Directors. Awards may be granted and shares may be awarded or sold under the Plan at any time after the effective date and before termination of the Plan.

  (b) DURATION. The Plan shall continue in effect for a period of 10 years from the date adopted by the Board of Directors, subject to earlier termination by the Board of Directors. The Board of Directors may suspend or terminate the Plan at any time, except with respect to awards then outstanding under the Plan. Termination shall not affect the terms of any outstanding awards.

  4. ADMINISTRATION.

  (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

  (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except
(i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15.

  (c) OFFICER. The Board of Directors or the Committee, as applicable, may delegate to an executive officer of the Company authority to administer those aspects of the Plan that do not involve the designation of individuals to receive awards or decisions concerning the timing, amounts or other terms of awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

  5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the
Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6; (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 6; (iii) award stock as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant dividend equivalent rights as provided in paragraph 11; (viii) grant Performance-based Rights as provided in paragraph 12 and (ix) grant foreign qualified awards as provided in paragraph 13. Any such awards may be made to Employees, including Employees who are officers or directors, and to other individuals described in paragraph 1 whom the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only Employees shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Unless otherwise determined by the Board of Directors with respect to an award, each option, stock appreciation right, cash bonus right, dividend equivalent right or performance-based right granted pursuant to the Plan by its terms shall be nonassignable and nontransferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the recipient's domicile at the time of death. No fractional shares shall be issued in connection with any award. In lieu of any fractional shares, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share. No Employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 3,000,000 shares of Common Stock in any consecutive three-year period.

  6. OPTION GRANTS. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option and any other terms of the grant, all of which shall be set forth in an option agreement between the Company and the optionee. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the Code and applicable regulations. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option less the number of shares surrendered or withheld in connection with the exercise of the option and the number of shares surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18.

  7. STOCK AWARDS. The Board of Directors may award shares under the Plan as stock bonuses or otherwise. The aggregate number of shares that may be awarded pursuant to this provision shall not exceed 1,500,000 shares. Shares awarded pursuant to this paragraph shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. Upon the issuance of a stock award, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph 18.

  8. PURCHASED STOCK. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. Upon the issuance of purchased stock, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph 18.

  9. STOCK APPRECIATION RIGHTS.

  (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

  (b) EXERCISE. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors. The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Upon the exercise of a stock appreciation right for shares, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock available for issuance under the Plan.

  10. CASH BONUS RIGHTS. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted,
(ii) stock appreciation rights granted or previously granted, (iii) stock awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. The payment of a cash bonus shall not reduce the number of shares of

Common Stock available for issuance under the Plan. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. A cash bonus right granted in connection with a stock award pursuant to paragraph 7 or purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus payable when the stock award is awarded or the shares are purchased or restrictions, if any, to which the stock is subject lapse. If the stock awarded or the shares purchased are subject to restrictions and are repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock awarded or shares purchased shall terminate and may not be exercised.

  11. DIVIDEND EQUIVALENT RIGHTS. The Board of Directors may grant dividend equivalent rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock awarded or previously awarded, (iv) shares sold or previously sold under the Plan or (v) as a freestanding award. The terms and conditions of a dividend equivalent right shall be specified by the Board of Directors at the time of grant. Each dividend equivalent right shall entitle the recipient to receive an amount based on cash dividends that would be payable with respect to the number of shares specified in connection with the grant of the dividend equivalent right (or other award to which it relates) if such shares had been held by the recipient during the period specified in connection with such grant. Payment with respect to a dividend equivalent right shall be made, subject to the limitations set forth in paragraph 2, at the discretion of the Board of Directors, in cash or in shares or in any combination thereof. Upon the exercise of a dividend equivalent right for shares, the number of shares available for issuance under the Plan shall be reduced by the number of shares issued less the number of any shares surrendered to satisfy withholding obligations in accordance with paragraph
18. Cash payments of dividend equivalent rights shall not reduce the number of shares of Common Stock available for issuance under the Plan.

  12. PERFORMANCE-BASED AWARDS. The Board of Directors may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards shall be denominated at the time of grant either in shares of Common Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, subject to the limitations set forth in paragraph 2, in shares of Common Stock ("Performance Shares"), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

    (a) AWARD PERIOD. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the "Award Period").

    (b) PERFORMANCE GOALS AND PAYMENT. The Board of Directors shall establish in writing objectives ("Performance Goals") that must be met by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business
  Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, cash flows or any of the foregoing (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to paragraph 12(d)). The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

    (c) COMPUTATION OF PAYMENT. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

    (d) MAXIMUM AWARDS. No participant may receive Stock Performance Awards in any fiscal year under which the maximum number of shares issuable under the award, when aggregated with the shares issuable under any awards made in the immediately preceding two fiscal years, exceeds 500,000 shares or Dollar Performance Awards in any fiscal year under which the maximum amount of cash payable under the award, when aggregated with the amount of cash payable under awards made in the immediately preceding two fiscal years, exceeds an aggregate of $3,000,000.

    (e) EFFECT ON SHARES AVAILABLE. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock available for issuance under the Plan. The number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares surrendered or withheld to satisfy withholding obligations.

  13. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such Employees and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted by the Plan.

  14. CHANGES IN CAPITAL STRUCTURE.

  (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

  (b) MERGERS, REORGANIZATIONS, ETC. The Board of Directors may include such terms and conditions, including without limitation, provisions relating to acceleration in the event of a change in control, as it deems appropriate in connection with any award under the Plan with respect to a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"). Notwithstanding the foregoing, in the event of a Transaction, the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Incentive Stock Options or Non-Statutory Stock Options under the Plan:

    (i) Outstanding options shall remain in effect in accordance with their terms.

    (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

    (iii) The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

  (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 14(b)(iii).

  (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

  15. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 9, 10 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

  16. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter, including without limitation, public utility regulatory authorities. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws or any applicable law relating to the issuance of securities by a public utility.

  17. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

  18. TAXES. Each participant who has received an award under the Plan shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this withholding obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

  19. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

Approved by the Board of Directors: February 12, 1997

                               PACIFICORP PROXY
                  The proxy is instructed to vote as follows:


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

                         WITH   FOR ALL
                   FOR   HOLD   EXCEPT                          FOR  AGAINST  ABSTAIN                      FOR   AGAINST  ABSTAIN
1. Election of     [_]   [_]     [_]       2. To approve the    [_]   [_]       [_]       3. Approval of   [_]     [_]      [_]
   Directors in                               PacifiCorp Stock                               Deloitte &
   Classes I & II                             Incentive Plan                                 Touche LLP
                                                                                             As Auditor

Nominees: CLASS I - W. Charles Armstrong, C. Todd
Conover, Nolan E. Karras and Keith R. McKennon;
CLASS II - Alan K. Simpson. (To withhold your vote for a particular nominee, mark the "For all Except" box and strike a line through the nominee's name in the list above.)

                                                         0003018353


                                               Receipt is acknowledged of the notice and proxy statement relating to this meeting.
                                               SIGNATURE                                                 DATE
                                                         ---------------------------------------------        ---------------------
[ ]  I Will attend the
     Annual Meeting                            SIGNATURE                                                 DATE
                                                         ---------------------------------------------        ---------------------
To facilitate meeting arrangements,            NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign.
please indicate the number of persons          When signing as attorney, executor, administrator, trustee or guardian, please
in you party planning to attend:               give full title as such.
                                 ----------




PACIFICORP                                             PROXY VOTING INSTRUCTIONS


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                   MEETING OF SHAREHOLDERS ON MAY 14, 1997.

The undersigned hereby appoints Frederick W. Buckman, C. Todd Conover and Keith
R. McKennon and each of them, proxies with power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of PacifiCorp on May 14, 1997, and at any adjournment thereof, all shares of the undersigned in PacifiCorp. The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the Directors, the auditor and the PacifiCorp Stock Incentive Plan. The proxies may vote in their discretion as to other matters that may come before the meeting."

Your vote for the election of Directors may be indicated on the reverse side. The nominees for Class I are W. Charles Armstrong, C. Todd Conover, Nolan E. Karras and Keith R. McKennon. The nominee for Class II is Alan K. Simpson.

* PACORP, as custodian under the Company's Dividend Reinvestment and Stock Purchase Plan, Bankers Trust Company of California, as trustee under the Company's K-Plus Employee Savings and Stock Ownership Plan and Trust, and Wells Fargo Bank, as trustee for the Utah Power & Light Employee Savings and Stock Purchase Plan of PacifiCorp, are instructed to execute a proxy, with identical instructions, for any shares held for my benefit.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.